Exhibit 99.1

                Hermann Buerger Joins Sapient Board of Directors

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 6, 2006--Sapient (NASDAQ:
SAPE), a business innovator, today announced that Hermann Buerger, former chief executive officer and regional board member for the Americas at Commerzbank AG, has been appointed to Sapient's board of directors. Buerger will also serve as chairman of Sapient's audit committee.
    "We are extremely pleased that Hermann has joined our board of directors. His long and successful tenure in international banking and expertise in corporate finance, coupled with his proven management abilities, will further strengthen the breadth of talent we have on our board," said Jerry A. Greenberg, co-chairman and chief executive officer of Sapient.
    Buerger has been a member of the international banking community for more than 30 years. Prior to his CEO appointment, he held a variety of senior executive positions at Commerzbank, focusing on commercial lending for multinational businesses.
    Buerger currently is a director and chairman of the audit committee of EMS Technologies. Previously, he served as a board member and audit committee chairman of PageNet and Ptek Holdings, Inc., and as a board and audit committee member of Security Capital Group and United Dominion Industries. Buerger also has been a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil, and the Advisory Board of the Wharton Real Estate Center.
    Buerger has served as co-chairman of the Business Council - The American Council on Germany, vice chairman of the Institute of International Bankers and a member of the International Advisory Council - Bankers' Association for Foreign Trade.

    About Sapient

    Sapient, a business innovator, helps clients achieve extraordinary results from their customer relationships, business operations and technology. Leveraging a unique approach, breakthrough thinking and disciplined execution, Sapient leads its industry in delivering the right business results on time and on budget. Sapient works with clients that are driven to make a difference, including BP, Essent Energie, Harrah's Entertainment, Hilton International, Janus, National Institutes of Health (NIH), Sony Electronics, the U.S. Marine Corps, and Verizon.
    Founded in 1990, Sapient is headquartered in Cambridge, Massachusetts, and operates across North America, Europe and India. More information about Sapient can be found at www.sapient.com.

    Sapient is a registered service mark of Sapient Corporation.

    CONTACT: Media Contact:
             Sapient
             Jenny McLean, 310-264-5277
             jmclean@sapient.com
             or
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             Sapient
             Noelle Faris, 617-374-3682
             nfaris@sapient.com
             or
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             25 First Street
             Cambridge, MA 02141
             United States
             tel:  +1 617-621-0200
             fax: +1 617-621-1300
             sapient.com